EX-99.d.8

SUB-ADVISORY AGREEMENT

AGREEMENT made by and between DELAWARE MANAGEMENT COMPANY, a series of MACQUARIE INVESTMENT MANAGEMENT BUSINESS TRUST (the “Investment Manager”) and PROSHARES ADVISORS LLC (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, IVY FUNDS (the “Trust”) is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, each Fund listed on Schedule A (each, a “Fund” and together the “Funds”) is a series of the Trust; and

WHEREAS, the Investment Manager and the Trust, on behalf of each Fund, have entered into an agreement (the “Investment Management Agreement”) whereby the Investment Manager will provide investment advisory services to the Trust with respect to such Funds; and

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to each Fund; and

WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment advisory services; and

WHEREAS, the Board of Trustees (the “Board” or the “Trustees”) of the Trust and the Investment Manager desire that the Investment Manager retain the Sub-Adviser to render investment advisory and other services with respect to each Fund in the manner, for the period, and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. (a) The Sub-Adviser will supervise and direct the investments of the assets of each Fund listed on Schedule A attached hereto in accordance with the Fund's investment objectives, policies, and restrictions as provided in the Fund's Prospectus and Statement of Additional Information, as currently in effect and as the same may be hereafter modified, amended and/or supplemented from time to time (hereinafter referred to as the “Prospectus and SAI”) and as provided by the Investment Manager to the Sub-Adviser, and such other limitations as the Fund may impose by notice in writing to the Sub-Adviser, subject always to the supervision and control of the Investment Manager and the Board.

(b) As part of the services it will provide hereunder, the Sub-Adviser is authorized and directed, in its discretion and without prior consultation with the Fund or the Investment Manager to:

(i) Invest the Fund’s assets in accordance with the terms of this Agreement and the Investment Manager's and the Board's written direction as more fully set forth herein and as otherwise directed;

(ii) regularly make decisions as to what securities to purchase and sell on behalf of the Fund, effect the purchase and sale of such investments in furtherance of the Fund’s objectives and policies, and furnish the Board with such information and reports regarding the Sub-Adviser’s activities in the performance of its duties and obligations under this Agreement as reasonably requested by the Investment Manager or as the Board may reasonably request, including such reports, information, and certifications as the officers of the Trust may reasonably require in order to comply with applicable federal and state laws and regulations and Trust policies and procedures;

(iii) provide information as reasonably requested by the Investment Manager or the Board to assist them or their delegate in the determination of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board;

(iv) vote proxies provided to the Sub-Adviser by the Funds' custodian in accordance with the Sub-Adviser's proxy voting policies and procedures (the Sub-Adviser may designate a third party, such as ISS, to review and vote proxy solicitation materials on behalf of each Fund and may adopt the proxy voting policies of such third party as its proxy voting policy); the Sub-Advisor shall not be responsible for completing and filing Form N-PX on behalf of the Funds;

(v) review and provide input to Investment Manager on all notices forwarded to it by the Investment Manager or the Fund’s custodian, including but not limited to corporate action notices, and provide and respond to all corresponding requests for information by the Investment Manager or the Fund’s custodian in relation to the securities held by the Funds;

(vi) provide performance and other information as reasonably requested by the Investment Manager or the Board to assist them or their delegate in conducting ongoing due diligence and performance monitoring; and

(vii) except as the Investment Manager and the Sub-Adviser may agree in writing from time to time, maintain all accounts, books, and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder. The Sub-Adviser shall furnish to the Investment Manager copies of all such accounts, books, and records as the Investment Manager may reasonably request. The Sub-Adviser agrees that such accounts, books, and records are the property of the Trust, and will be surrendered to the Trust promptly upon request, with the understanding that the Sub-Adviser may retain its own copy of all records.

(c) The Sub-Adviser shall not consult with any other sub-adviser of the Fund or of any fund that is an “affiliated person” of the Fund concerning transactions for the Fund in securities or other assets. In no instance will any portfolio securities of the Fund be purchased from, or sold to, the Investment Manager, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated persons of the Trust, the Investment Manager, the Sub-Adviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (the “SEC”) and the 1940 Act, including Rule 17a-7 thereunder. The Sub-Adviser acknowledges that the Investment Manager and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act. The Investment Manager agrees to provide the Sub-Adviser will all information regarding affiliated persons of the Trust, the Investment Manager and the Trust’s principal underwriter necessary for the Sub-Adviser to comply with this provision.

(d) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time; (ii) the Trust’s By- Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time; (iii) the Fund’s Prospectus and SAI; (iv) the 1940 Act and the Advisers Act and the rules under each and all other federal and state securities laws or regulations applicable to the Trust and the Fund; (v) the Trust’s compliance policies and procedures adopted from time to time by the Board for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1(e)(1) under the 1940 Act) (together, the “Trust Compliance Procedures”) and any other Trust policies and procedures adopted from time to time by the Board; and (vi) the written instructions of the Investment Manager. The Investment Manager agrees to provide the Sub-Adviser with current copies of the Trust’s and the Fund’s documents mentioned above and all changes made to such documents.

(e) In order to assist the Trust and the Trust’s chief compliance officer (the “Trust CCO”) and the Investment Manager and the Investment Manager’s Chief Compliance Officer (the “IM CCO”) in satisfying the requirements contained in Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Adviser Act, respectively, the Sub-Adviser shall provide to the Trust CCO and/or IM CCO: (i) direct access to the Sub-Adviser’s chief compliance officer (the “Sub-Adviser CCO”) and its officers and employees, as reasonably requested by the Trust CCO and/or IM CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Trust Compliance Procedures in managing the Fund; and (iii) quarterly certifications with respect to Material Compliance Matters (as that term is defined in Rule 38a- 1(e)(2) under the 1940 Act) related to the Sub-Adviser’s management of the Fund.

The Sub-Adviser shall promptly provide the Trust CCO and IM CCO with summaries of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws and to prevent violation of the Advisers Act (together, the “Sub-Adviser Compliance Procedures”); and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO and IM CCO so as to facilitate the Trust CCO’s and IM CCO’s performance of their respective responsibilities under Rule 38a-1 and Rule 206(4)-7, including to review, evaluate and report to the Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO and IM CCO any Material Compliance Matter arising under the Sub- Adviser Compliance Procedures involving a Fund. The Sub-Adviser shall allow the Trust CCO and/or the IM CCO, as reasonably requested from time to time, access to examine and review summaries of the Sub-Adviser’s Compliance Procedures and the Sub-Adviser’s adherence thereto. The Sub-Adviser shall provide to the Trust CCO and IM CCO: (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub- Adviser Compliance Procedures in managing each Fund ; and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub- Adviser Compliance Procedures that affected each Fund. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO and IM CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws, including the conduct and results of our annual review for adequacy and effectiveness.

(f) The Sub-Adviser shall provide reasonable assistance to the Fund in the preparation of those portions of the Trust’s registration statement, the Prospectus and SAI, shareholder reports and other regulatory filings relating to the Sub-Adviser’s services, or any amendment or supplement thereto (collectively, “Regulatory Filings”), and shall provide the Fund with disclosure for use in the Fund’s Regulatory Filings related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, investment management strategies and techniques, and proxy voting policies. The Sub- Adviser shall provide such certifications regarding the Fund as the Trust’s officers may reasonably request for purposes of the preparation of any Regulatory Filings.

(g) The Sub-Adviser hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub- Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent of the Trust.

2. (a) Under the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a statutory trust organized under the laws of the State of Delaware; the maintenance of its own books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates, if any; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees.

(b) Directors, officers and employees of the Sub-Adviser may be directors, officers and employees of other funds that have employed the Sub-Adviser as sub-adviser or investment manager. Directors, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trust, shall not receive any compensation from the Trust for acting in such dual capacity.

3. (a) The Sub-Adviser will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Investment Manager from time to time, and (ii) as described in the Fund’s Prospectus and SAI, in each case as provided by the Investment Manager to the Sub-Adviser. In placing any orders for the purchase or sale of investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for each Fund’s “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(b) Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cause each Fund to pay a broker or dealer that provides brokerage or research services to the Investment Manager, the Sub-Adviser and the Managed Portion an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund or its other advisory clients for which the Investment Manager or the Sub- Adviser exercises investment discretion. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution and compliance with applicable federal and state securities laws and regulations, the Board or the Investment Manager may direct the Sub-Adviser to effect transactions in Fund securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

(c) Any entity or person associated with the Investment Manager or the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund to the extent and as permitted by Section 11(a)(1)(H) of the Exchange Act.

4. As compensation for the services to be rendered to the Trust for the benefit of the Fund by the Sub-Adviser under the provisions of this Agreement, the Investment Manager shall pay to the Sub-Adviser a fee as provided in Schedule A attached hereto.

5. The services to be rendered by the Sub-Adviser to the Trust for the benefit of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

6. (a) Subject to the limitation set forth in Paragraph 5, the Sub-Adviser, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

(b) Neither the Investment Manager, the Trust nor the Fund shall use the Sub-Adviser’s actual or fictitious name(s), mark, derivative and/or logo (or that of any affiliate of the Sub-Adviser, other than that of the Fund, the Trust, or any affiliate of the Investment Manager that is an affiliate of the Sub-Adviser solely by reason of the Sub-Adviser’s provision of services pursuant to this Agreement) or otherwise refer to the Sub-Adviser in any materials distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager, the Trust and the Fund, shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub-Adviser's actual or fictitious name(s), mark, derivative and/or logo.

(c) The Sub-Adviser shall not use the Investment Manager’s name (or that of any affiliate of the Investment Manager) or otherwise refer to the Investment Manager in any materials distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Investment Manager, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark, derivative and/or logo of the Investment Manager, the Trust and the Fund.

7. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as Sub-Adviser to the Trust on behalf of the Fund, the Sub-Adviser shall not be liable to the Trust, the Fund, the Investment Manager or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub- Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by each Fund, or that the Fund will perform comparably with any standard or index, including other clients of Sub-Adviser, whether public or private.

(b) The Investment Manager shall indemnify the Sub-Adviser and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (which shall not include the Trust or the Fund) (collectively, “Sub-Adviser Related Persons”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, (collectively “Losses”) incurred by the Sub-Adviser or Sub-Adviser Related Persons resulting from (i) the Investment Manager’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (b) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser or a Sub-Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

(c) The Sub-Adviser shall indemnify the Investment Manager and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (collectively, “Investment Manager Related Persons”) to the fullest extent permitted by law against any and all Losses incurred by the Investment Manager or Investment Manager Related Persons resulting from (i) the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, relating to the Sub-Adviser or the omission or alleged omission to state therein a material fact relating to the Sub-Adviser required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub- Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Investment Manager or an Investment Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

8. (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective with respect to the Fund unless it has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. This Agreement shall continue in effect for a period of two (2) years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board or by the vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the Trust who are not parties hereto or “interested persons” of the Trust, the Fund, or any party hereto, in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(b) No amendment to this Agreement shall be effective unless approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(c) This Agreement may be terminated by the Investment Manager or the Trust at any time, without the payment of a penalty, on written notice to the Sub-Adviser of the Investment Manager’s or the Trust’s intention to do so, in the case of the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on sixty (60) days’ written notice to the Investment Manager and the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation to respond for a breach of this Agreement committed prior to such termination, (ii) the obligation of the Investment Manager to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof, prorated to the date of termination, and (iii) any indemnification obligation provided in Paragraph 7 hereof. This Agreement shall automatically terminate in the event of its assignment. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement.

9. Any information and advice furnished by any party to this Agreement to the other party or parties, including material non-public information with respect to the Fund (which includes the portfolio holdings of the Fund), shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)

is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party; or

(vii)	has been or is independently developed or obtained by the receiving party.

The Sub-Adviser shall not disclose any “nonpublic personal information” (as such term is defined in Regulation S-P, including any amendments thereto) pertaining to the customers of the Trust or a client of the Investment Manager to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

10. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Investment Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(b) The Sub-Adviser has adopted policies and procedures and a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and will provide the Investment Manager and the Board with copies of such policies and procedures and code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule 17j-1, the Sub-Adviser shall certify to the Investment Manager that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager, the Sub-Adviser shall provide to the Investment Manager, its employees or its agents all information required by Rule 17j-1(c)(1) relating to the approval by the Fund's Board of Trustees of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement.

(c) The Sub-Adviser has provided the Trust and the Investment Manager with a copy of its Form ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust and the Investment Manager at least annually. Such amendments shall reflect all material changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d) The Sub-Adviser will notify the Trust and the Investment Manager of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are the portfolio manager(s) of each Fund prior to or promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control of the Sub-Adviser. In the event that there is a proposed change in control of the Sub- Adviser that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Fund to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of the Sub-Adviser shall occur following either: (i) receipt by the Investment Manager and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisers absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”). In addition, if the Sub-Adviser shall resign, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a proxy statement and soliciting materials or an Information Statement, as applicable.

(e) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(f) The Sub-Adviser has implemented policies and procedures designed to prevent the disclosure by the Sub-Adviser, its employees or agents of the Fund’s portfolio holdings to any person or entity other than the Investment Manager, the Trust’s custodian, or other persons expressly designated by the Investment Manager.

11. This Agreement shall extend to and bind the successors of the parties hereto.

12. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. All written notices, requests or other communications to any party hereunder shall be given to the following addresses and telecopy numbers, or such other address and telecopy number communicated to the other parties from time to time:

If to the Sub-Adviser:	ProShares Advisors
7501 Wisconsin Avenue
East Tower, 10th Floor
Bethesda, Maryland 20814-6527
Attn: Steve Cohen
w/ Copy to: General Counsel

If to the Fund:	Shawn Lytle
100 Independence
610 Market Street
Philadelphia, PA 19106;
with a copy to General Counsel at same address

If to the Investment Manager:	Shawn Lytle
100 Independence
610 Market Street
Philadelphia, PA 19106;
with a copy to General Counsel at same address

14. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” and “assignment” shall have the meanings given them in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 30th day of April, 2021.

PROSHARE ADVISORS LLC		DELAWARE MANAGEMENT COMPANY,
a series of MACQUARIE INVESTMENT
MANAGEMENT BUSINESS TRUST

By:	/s/ Michael L. Sapir	By:	/s/ Roger Early
Name:	Michael L. Sapir	Name:	Roger Early
Title:	Chief Executive Officer	Title:	Executive Vice President

Agreed to and accepted as of the day and year first above written:

IVY FUNDS
on behalf of each Fund listed on Schedule A

		By:	/s/ Joseph W. Kauten
		Name:	Joseph W. Kauten
		Title:	Vice President

SCHEDULE A
TO
SUB-ADVISORY AGREEMENT

FEE SCHEDULE

The compensation payable to Sub-Adviser for its services hereunder, pursuant to Paragraph 4 of the Sub-Advisory Agreement, shall be calculated and paid as follows in regards to each Fund listed on this Schedule A:

The annual fee payable to the Sub-Adviser, in U.S. dollars, is the percentage of the average daily value of the net assets of each Fund as set forth in the schedule below. The indicated “breakpoint fees” shall be applied only to the amount of each Fund’s net assets within the indicated breakpoint range and not the total amount of each Fund’s net assets.

Fund Name		Net Assets of Fund
	Up to $1 billion	Over $1 billion and up to $2 billion	Over $2 billion and up to $5 billion	$5 billion and Above
Ivy ProShares S&P 500 Dividend Aristocrats Index Fund	0.175%	0.165%	0.155%	0.15%
Ivy ProShares Russell 2000 Dividend Growers Index Fund	0.20%	0.19%	0.18%	0.175%
Ivy ProShares MSCI ACWI Index Fund	0.225%	0.215%	0.205%	0.20%
Ivy ProShares S&P 500 Bond Index Fund	0.10%	0.09%	0.08%	0.075%
Ivy ProShares Interest Rate Hedged High Yield Index Fund	0.25%	0.24%	0.23%	0.225%

For each Fund, the fee shall be payable on the applicable Fund’s average daily net assets monthly to the Sub-Adviser on or before the tenth (10th) day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the sub-advisory fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs. Each month, the Investment Manager will provide the Sub- Adviser with a worksheet accompanying payment of the sub-advisory fee that sets forth the computation of such sub-advisory fee.